Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SI INTERNATIONAL, INC.

The undersigned, Richard Galanis, certifies that he is the Executive Vice President, Chief Financial Officer and Treasurer of SI International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1)           The name of the Corporation is SI International, Inc.

(2)           The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 14, 1998.  A Certificate of Restated Certificate of Incorporation Before Payment of Capital of the Corporation was filed with the Secretary of State of the State of Delaware on October 29, 2008. Certificates of Amendment of the Restated Certificate of Incorporation of the Corporation were filed with the Secretary of the State of Delaware on April 28, 1999, March 10, 2000 and June 15, 2000.  A Certificate of Change of Registered Agent was filed with the Secretary of State of the State of Delaware on September 27, 2001. Certificates of Amendment of the Restated Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on October 25, 2002 and November 6, 2002.  A Certificate of Second Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2002.

(3)           This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”), with the approval of the sole stockholder of the Corporation at a special meeting held on December 30, 2008.

(4)           This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Original Certificate of Incorporation, as heretofore amended or supplemented.

(5)           Upon the filing (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the GCL, each share of the Corporation’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and changed into one share of validly issued, fully paid and non-assessable Common Stock authorized by subparagraph (a) of Article FOURTH of this Amended and Restated Certificate of Incorporation, without any action by the holder thereof.  Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified.

(6)           The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

FIRST:  The name of the corporation is Serco Services Inc. (hereinafter the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at that address is Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 5,000 shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(3)  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.  Election of directors need not be by written ballot unless the Bylaws so provide.

(4)  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article FIFTH to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article FIFTH, or any adoption of any provision of this Amended and Restated Certificate of Incorporation that is inconsistent with this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal, modification or adoption of such an inconsistent provision.

(5)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 30th day of December, 2008.

SI INTERNATIONAL, INC.

By: /s/ Richard Galanis
Name: Richard Galanis
Title: Executive Vice President, Chief Financial Officer and Treasurer